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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   ----------

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 1)*

                             TAILWIND FINANCIAL INC
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                                (Name of Issuer)

                           COMMON STOCK, NO PAR VALUE
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                         (Title of Class of Securities)

                                    874023104
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                                 (CUSIP Number)

                                  JUNE 30, 2008
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             (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

          / /  Rule 13d-1(b)
          /X/  Rule 13d-1(c)
          / /  Rule 13d-1(d)

                                   ----------

      * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

      The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, SEE the NOTES ).

      Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

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                                  Page 1 of 13

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CUSIP NO. 874023104                   13G

1   NAME OF REPORTING PERSONS
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
    Old Lane Hedge Fund GP, LLC
    56-2554705

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                        (a)  / /
                                                                        (b)  /X/

3   SEC USE ONLY


4   CITIZENSHIP OR PLACE OF ORGANIZATION
    Delaware

    NUMBER OF SHARES       5   SOLE VOTING POWER
  BENEFICIALLY OWNED BY        0
  EACH REPORTING PERSON
          WITH             6   SHARED VOTING POWER
                               0

                           7   SOLE DISPOSITIVE POWER
                               0

                           8   SHARED DISPOSITIVE POWER
                               0

9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    0

10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

                                                                             / /

11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    0.0%

12  TYPE OF REPORTING PERSON
    OO

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CUSIP NO. 385034103                   13G

1   NAME OF REPORTING PERSONS
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
    Old Lane Partners, LP
    86-1153485

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                        (a)  / /
                                                                        (b)  /X/

3   SEC USE ONLY


4   CITIZENSHIP OR PLACE OF ORGANIZATION
    State of Delaware, USA

    NUMBER OF SHARES       5   SOLE VOTING POWER
  BENEFICIALLY OWNED BY        0
  EACH REPORTING PERSON
          WITH             6   SHARED VOTING POWER
                               0

                           7   SOLE DISPOSITIVE POWER
                               0

                           8   SHARED DISPOSITIVE POWER
                               0

9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    0

10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

                                                                             / /

11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    0.0%

12  TYPE OF REPORTING PERSON
    PN

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CUSIP NO. 874023104                   13G

1   NAME OF REPORTING PERSONS
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
    Old Lane, LP
    33-1117275

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                        (a)  / /
                                                                        (b)  /X/

3   SEC USE ONLY


4   CITIZENSHIP OR PLACE OF ORGANIZATION
    Delaware

    NUMBER OF SHARES       5   SOLE VOTING POWER
  BENEFICIALLY OWNED BY        0
  EACH REPORTING PERSON
          WITH             6   SHARED VOTING POWER
                               0

                           7   SOLE DISPOSITIVE POWER
                               0

                           8   SHARED DISPOSITIVE POWER
                               0

9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    0

10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

                                                                             / /

11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    0.0%

12  TYPE OF REPORTING PERSON
    PN

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CUSIP NO. 874023104                   13G

1   NAME OF REPORTING PERSONS
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
    Old Lane Partners GP, LLC
    86-1153482

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                        (a)  / /
                                                                        (b)  /X/

3   SEC USE ONLY


4   CITIZENSHIP OR PLACE OF ORGANIZATION
    Delaware

    NUMBER OF SHARES       5   SOLE VOTING POWER
  BENEFICIALLY OWNED BY        0
  EACH REPORTING PERSON
          WITH             6   SHARED VOTING POWER
                               0

                           7   SOLE DISPOSITIVE POWER
                               0

                           8   SHARED DISPOSITIVE POWER
                               0

9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    0

10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                             / /

11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    0.0%

12  TYPE OF REPORTING PERSON
    CO

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CUSIP NO. 874023104                   13G

1   NAME OF REPORTING PERSONS
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
    Old Lane Holdings, LP
    86-1153481

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                        (a)  / /
                                                                        (b)  /X/

3   SEC USE ONLY


4   CITIZENSHIP OR PLACE OF ORGANIZATION
    Delaware

    NUMBER OF SHARES       5   SOLE VOTING POWER
  BENEFICIALLY OWNED BY        0
  EACH REPORTING PERSON
          WITH             6   SHARED VOTING POWER
                               0

                           7   SOLE DISPOSITIVE POWER
                               0

                           8   SHARED DISPOSITIVE POWER
                               0

9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    0

10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                             / /

11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    0.0%

12  TYPE OF REPORTING PERSON
    PN

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CUSIP NO. 874023104                   13G

1   NAME OF REPORTING PERSONS
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
    Old Lane Holdings GP, LLC
    56-2584526

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                        (a)  / /
                                                                        (b)  /X/

3   SEC USE ONLY


4   CITIZENSHIP OR PLACE OF ORGANIZATION
    Delaware

    NUMBER OF SHARES       5   SOLE VOTING POWER
  BENEFICIALLY OWNED BY        0
  EACH REPORTING PERSON
          WITH             6   SHARED VOTING POWER
                               0

                           7   SOLE DISPOSITIVE POWER
                               0

                           8   SHARED DISPOSITIVE POWER
                               0

9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    0

10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                             / /

11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    0.0%

12  TYPE OF REPORTING PERSON
    OO

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ITEM 1(A). NAME OF ISSUER:

      Tailwind Financial Inc.

ITEM 1(B). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

      181 Bay St. Suite 2040 Toronto, Ontario, Canada M5J2T3

ITEM 2(A). NAME OF PERSON FILING:

Pursuant to the restructuring announced June 12, 2008 of Old Lane L.P. ("Old Lane"), a Citigroup Inc. ("Citigroup") subsidiary, Old Lane no longer holds securities in this issuer. The securities were transferred to Citigroup Global Markets Inc. on June 26, 2008.

      See Item 2(b) below.

ITEM 2(B). ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

      (1)   Old Lane Hedge Fund GP, LLC
            500 Park Avenue, 2 nd Floor
            New York, New York 10022

      (2)   Old Lane Partners, LP
            500 Park Avenue, 2 nd Floor
            New York, New York 10022

      (3)   Old Lane, LP
            500 Park Avenue, 2 nd Floor
            New York, New York 10022

      (4)   Old Lane Partners GP, LLC
            500 Park Avenue, 2 nd Floor
            New York, New York 10022

      (5)   Old Lane Holdings, LP
            500 Park Avenue, 2 nd Floor
            New York, New York 10022

      (6)   Old Lane Holdings GP, LLC
            500 Park Avenue, 2 nd Floor
            New York, New York 10022

ITEM 2(C). CITIZENSHIP:

      See Item 4 on Cover Pages to this Schedule 13G.

ITEM 2(D). TITLE OF CLASS OF SECURITIES:

      Common Stock, No Par Value

ITEM 2(E). CUSIP NUMBER:

      874023104

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b) OR
(c), CHECK WHETHER THE PERSON FILING IS A:

      (a)   / /   Broker or dealer registered under Section 15 of the Act (15
                  U.S.C. 78o);

      (b)   / /   Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c);

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      (c)   / /   Insurance company as defined in Section 3(a)(19) of the Act
                  (15 U.S.C. 78c);

      (d)   / /   Investment company registered under Section 8 of the
                  Investment Company Act of 1940 (15 U.S.C. 80a-8);

      (e)   / /   An investment adviser in accordance with Section240.13d
                  -1(b)(1)(ii)(E);

      (f)   / /   An employee benefit plan or endowment fund in accordance with
                  Section240.13d -1(b)(1)(ii)(F);

      (g)   / /   A parent holding company or control person in accordance with
                  Section240.13d -1(b)(1)(ii)(G);

      (h)   / /   A savings association as defined in Section 3(b) of the
                  Federal Deposit Insurance Act (12 U.S.C. 1813);

      (i)   / /   A church plan that is excluded from the definition of an
                  investment company under section 3(c)(14) of the Investment
                  Company Act of 1940 (15 U.S.C. 80a-3);

      (j)   / /   Group, in accordance with Section240.13d -1(b)(1)(ii)(J).

ITEM 4. OWNERSHIP.

      Provide the following information regarding the aggregate number and percentage of the class of securities of issuer identified in Item 1.

      (A)   AMOUNT BENEFICIALLY OWNED:

            See Item 9 on Cover Pages to this Schedule 13G.

            Old Lane Partners, LP may be deemed to indirectly beneficially own
            0 shares of the reported securities by virtue of its direct interest in Old Lane Hedge Fund GP LLC.

            Old Lane, LP may be deemed to have beneficial ownership of the 0 shares of the reported securities indirectly beneficially owned by Old Lane Hedge Fund GP, LLC.

            Old Lane Partners GP, LLC and Old Lane Holdings, LP may each be deemed to indirectly beneficially own 0 shares of the reported securities by virtue of their direct interest in Old Lane Partners, LP.

            Old Lane Holdings GP, LLC may be deemed to indirectly beneficially own 0 shares of the reported securities by virtue of its direct interest in Old Lane Holdings, LP.

            Each of Old Lane Hedge Fund GP, LLC, Old Lane Partners, LP, Old Lane, LP, Old Lane Partners GP, LLC, Old Lane Holdings, LP and Old Lane Holdings GP, LLC disclaim beneficial ownership of the reported securities except to the extent of their pecuniary interests in them.

      (B)   PERCENT OF CLASS:

            See Item 11 on Cover Pages to this Schedule 13G.

      (C)   NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

            (i)   SOLE POWER TO VOTE OR TO DIRECT THE VOTE:

                  See Item 5 on Cover Pages to this Schedule 13G.

            (ii)  SHARED POWER TO VOTE OR TO DIRECT THE VOTE:

                  See Item 6 on Cover Pages to this Schedule 13G.

            (iii) SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF:

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                  See Item 7 on Cover Pages to this Schedule 13G.

            (iv)  SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF:

                  See Item 8 on Cover Pages to this Schedule 13G.

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

      If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following.

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

      Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

      Not applicable.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

      Not applicable.

ITEM 9. NOTICE OF DISSOLUTION OF GROUP.

      Not applicable.

ITEM 10. CERTIFICATIONS.

      By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

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                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: July 10, 2008

OLD LANE HEDGE FUND GP, LLC

By:   /s/ Jonathan Barton
      -------------------
      Name: Jonathan Barton
      Title: Managing Director

OLD LANE PARTNERS, LP

By:   Old Lane Partners GP, LLC, its general partner

By:   /s/ Jonathan Barton
      -------------------
      Name: Jonathan Barton
      Title: Managing Director

OLD LANE, LP

By:   /s/ Jonathan Barton
      -------------------
      Name: Jonathan Barton
      Title: Managing Director

OLD LANE PARTNERS GP, LLC

By:   /s/ Jonathan Barton
      -------------------
      Name: Jonathan Barton
      Title: Managing Director

OLD LANE HOLDINGS, LP

By: Old Lane Holdings, GP, LLC, its general partner

By:   /s/ Jonathan Barton
      -------------------
      Name: Jonathan Barton
      Title: Managing Director

OLD LANE HOLDINGS GP, LLC

By:   /s/ Jonathan Barton
      -------------------
      Name: Jonathan Barton
      Title: Managing Director

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